Exhibit 23.2

Consent of Independent Registered Public Accountant Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Equity Incentive Plan of China Yuchai International Limited filed on July 8, 2014, of our reports dated April 22, 2014, with respect to the consolidated financial statements and schedules of China Yuchai International Limited and the effectiveness of internal control over financial reporting of China Yuchai International Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
July 8, 2014